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Exhibit 11

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATIONS OF PER-SHARE EARNINGS
                    (in thousands, except per share amounts)

CALCULATION OF EARNINGS PER SHARE

                                                    FOR THE FIRST FISCAL
                                                       QUARTER ENDED
                                                    --------------------
                                                    MAY 1,        MAY 2,
                                                    1999          1998
--------------------------------------------------------------------------------
Net income (loss) . . . . . . . . . . . .        $    97        $  (629)

Weighted average shares . . . . . . . . .          4,747          4,751
  Dilutive options  . . . . . . . . . . .             22              -

Total shares for EPS purposes . . . . . .          4,769          4,751
--------------------------------------------------------------------------------
Earnings (loss) per share -
   Basic and Diluted  . . . . . . . . . .        $  0.02        $ (0.13)
--------------------------------------------------------------------------------











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